KPMG LLP Suite 500 191 West Nationwide Blvd. Columbus, OH 43215-2568

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 20, 2026, with respect to the financial statements and financial highlights and related notes of AVIP Bond Portfolio, AVIP BlackRock Balanced Allocation Portfolio, AVIP BlackRock Advantage International Equity Portfolio, AVIP Fidelity Institutional AM® Equity Growth Portfolio, AVIP AB Small Cap Portfolio, AVIP AB Mid Cap Core Portfolio, AVIP S&P 500® Index Portfolio, AVIP BlackRock Advantage Large Cap Value Portfolio, AVIP High Income Bond Portfolio, AVIP Nasdaq-100® Index Portfolio, AVIP BlackRock Advantage Large Cap Core Portfolio, AVIP BlackRock Advantage Small Cap Growth Portfolio, AVIP S&P MidCap 400® Index Portfolio, AVIP BlackRock Advantage Large Cap Growth Portfolio, AVIP Constellation Dynamic Risk Balanced Portfolio, AVIP Core Plus Bond Portfolio, AVIP Intech U.S. Low Volatility Portfolio, AVIP AB Relative Value Portfolio, AVIP Constellation Managed Risk Balanced Portfolio, AVIP Constellation Managed Risk Moderate Growth Portfolio, AVIP Constellation Managed Risk Growth Portfolio, AVIP Moderately Conservative Model Portfolio, AVIP Balanced Model Portfolio, AVIP Moderate Growth Model Portfolio, and AVIP Growth Model Portfolio (each a Portfolio and collectively, the Portfolios of AuguStar Variable Insurance Products Fund, Inc.), incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information.

/s/ KPMG LLP

Columbus, Ohio
April 28, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.